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                                  EXHIBIT 2.1

                AMENDMENT NO. 3 TO AGREEMENT AND PLAN OF MERGER

          This AMENDMENT NO. 3 TO AGREEMENT AND PLAN OF MERGER (this "Amendment"), dated as of May 12, 1999, is entered into by and among Quickturn Design Systems, Inc., a Delaware corporation (the "Company"), Cadence Design Systems, Inc., a Delaware corporation ("Parent"), and CDSI Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Acquisition"). Capitalized terms used herein but not defined herein shall have the meanings set forth in the Merger Agreement (defined below).

          WHEREAS, (i) the Company, Parent and Acquisition have previously entered into that certain Agreement and Plan of Merger, dated as of December 8, 1998, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of December 16, 1998 and Amendment No. 2 to Agreement and Plan of Merger, dated as of January 4, 1999 (the "Merger Agreement"), and (ii) the Company, Parent and Acquisition have determined that it is advisable to amend the terms of the Merger Agreement.

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Company, Parent and Acquisition hereby agree as follows:

                                   ARTICLE 1

                      AMENDMENTS TO THE MERGER AGREEMENT

          1.1. Section 1.10(f) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

          "(f) No fraction of a share of Parent Common Stock shall be issued in the Merger but in lieu thereof each holder of Shares otherwise entitled to a fraction of a share of Parent Common Stock shall upon surrender of his or her Certificate or Certificates be entitled to receive an amount of cash (without interest) determined by multiplying the average closing price for Parent Common Stock as reported on the NYSE Composite Transactions reporting system for the five (5) business days immediately preceding the second business day prior to the Effective Time by the fractional share interest to which such holder would otherwise be entitled. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained for consideration, but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting complexities that would otherwise be caused by the issuance of fractional shares."

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          1.2.  Section 5.2(e) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

              "(e) The Company shall have received the opinion of legal counsel to Parent as to the matters set forth in Exhibit D;"
                                              ---------

          1.3. Section 5.3(f) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

              "(f) Parent shall have received the opinion of legal counsel to the Company as to the matters set forth in Exhibit C;"
                                                ---------

                                   ARTICLE 2

                                 MISCELLANEOUS

          2.1.  Affirmation.  All terms of the Merger Agreement not expressly
                ------------
amended in this Amendment remain unmodified and in full force and effect.

          2.2.  Entire Agreement.  The Merger Agreement, as amended by this
                ----------------
Amendment (including the Company Disclosure Schedule), constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings both written and oral between the parties with respect to the subject matter hereof.

          2.3.  Validity.  If any provision of this Amendment or the Merger
                --------
Agreement, the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Amendment and the Merger Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and to such end the provisions of this Amendment and the Merger Agreement are agreed to be severable.

          2.4.  Governing Law.  This Amendment shall be governed by and
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construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law thereof.

          2.5.  Descriptive Headings.  The descriptive headings herein are
                --------------------
inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Amendment.

          2.6.  Personal Liability.  This Amendment shall not create or be
                ------------------
deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of the Company or Parent or Acquisition or any officer, director, employee, agent, representative or investor of any party hereto.
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          2.7.  Counterparts.  This Amendment may be executed in one or more
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counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

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          IN WITNESS WHEREOF, each of the parties has caused this Amendment to be duly executed on its behalf as of the day and year first above written.

                               CADENCE DESIGN SYSTEMS, INC.

                               By: /s/ R.L. Smith McKeithen
                                   -----------------------------------
                               Name:   R.L. Smith McKeithen
                               Title:  Senior Vice President and General Counsel


                               QUICKTURN DESIGN SYSTEMS, INC.

                               By: /s/ R.K. Ostby
                                   -----------------------------------
                               Name:   R.K. Ostby
                               Title:  Vice President


                               CDSI ACQUISITION, INC.

                               By: /s/ R.L. Smith McKeithen
                                   -----------------------------------
                               Name:   R.L. Smith McKeithen
                               Title:  Secretary